Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

PowerLight Corporation and Subsidiaries
As of December 31, 2006 and 2005, and for Each of the
Three Years in the Period Ended December 31, 2006

PowerLight Corporation and Subsidiaries

Consolidated Financial Statements

As of December 31, 2006 and 2005, and for Each of the
Three Years in the Period Ended December 31, 2006

Ernst & Young LLP	Phone: (415) 894-8000
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San Francisco, California 94105

Report of Independent Auditors

The Board of Directors and Shareholders

SunPower Corporation, Systems, and Subsidiaries
Formally named PowerLight Corporation

We have audited the accompanying consolidated balance sheets of PowerLight Corporation and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of income, preferred stock with redemption rights and stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PowerLight Corporation and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

July 2, 2007

A member firm of Ernst & Young Global Limited

PowerLight Corporation and Subsidiaries

Consolidated Balance Sheets

(In Thousands Except Share and per Share Amounts)

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$13,639	$6,928
Cash in restricted accounts	—	923
Receivables	51,975	44,601
Costs and estimated gross profit in excess of billings on contracts in progress	8,946	1,850
Inventory	28,717	13,462
Prepaid expenses	4,851	2,707
Deferred costs	25,183	7,214
Income taxes receivable	1,944	1,153
Deferred income taxes	3,258	3,136
Total current assets	138,513	81,974

Long-term assets:
Property and equipment, net	1,939	1,196
Patents, net	2,279	2,374
Deferred income taxes	266	281
Other assets	12,132	1,099
Total long-term assets	16,616	4,950
Total assets	$155,129	$86,924

Liabilities and stockholders’ equity
Current liabilities:
Note payable – bank	$8,852	$2,527
Note payable – SunPower	10,000	—
Accounts and subcontractors payable	54,415	30,123
Trade payables secured by incentive rebates	—	—
Accrued expenses	15,516	11,318
Billings in excess of costs and estimated gross profit on contracts in progress	35,951	20,790
Current maturities of obligations to purchase renewable energy certificates	643	1,380
Other liabilities	835	212
Total current liabilities	126,212	66,350

PowerLight Corporation and Subsidiaries

Consolidated Balance Sheets

(In Thousands Except Share and per Share Amounts)

	December 31
	2006	2005
Liabilities and stockholders’ equity (continued)
Long-term liabilities:
Obligations under capital leases, net of current maturities	$47	$228
Obligations to purchase renewable energy certificates, net of current maturities	1,150	1,612
Accrued warranty, net of current portion	4,567	3,628
Other liabilities	286	138
Total long-term liabilities	6,050	5,606
Total liabilities	132,262	71,956

Preferred stock with redemption rights:
Convertible Series C; $0.0001 par value per share; designated 3,750,000 shares; 2,280,548 shares issued and outstanding at December 31, 2006 and 2005; liquidation preference of $15,077	15,077	13,111

Stockholders’ equity:
Preferred stock, $0.0001 par value per share; authorized 15,000,000 shares:
Convertible Series A: $0.0001 par value per share; designated 810,810 shares; 810,810 shares issued and outstanding at December 31, 2006 and 2005; liquidation preference of $61	61	61
Convertible Series B: $0.0001 par value per share; designated 1,516,303 shares; 1,516,303 shares issued and outstanding at December 31, 2005; liquidation preference of $5,410	9,257	9,257
Common stock: $0.0001 par value per share; 30,000,000 shares authorized; 11,503,246 and 11,123,116 shares issued and outstanding at December 31, 2006 and 2005	1	1
Additional paid-in capital	2,917	1,738
Accumulated other comprehensive income	566	18
Accumulated deficit	(5,012)	(9,218)
Total stockholders’ equity	7,790	1,857
Total liabilities, preferred stock with redemption rights and stockholders’ equity	$155,129	$86,924

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Income
(In Thousands)

	Years Ended December 31
	2006	2005	2004

Contract revenue	$243,470	$107,816	$87,584
Direct costs	207,602	96,064	74,426
Gross profit from contracting	35,868	11,752	13,158

Operating expenses:
Selling, general and administrative	26,322	15,798	9,696
Research and development	636	526	1,114
Total operating expenses	26,958	16,324	10,810
Income (loss) from operations	8,910	(4,572)	2,348

Interest expense	(1,055)	(302)	(347)
Other income (expense)	429	(160)	(532)
Income (loss) before income taxes and deemed dividends on Series C preferred stock	8,284	(5,034)	1,469

Provision (benefit) for income taxes	2,112	(1,081)	(988)
Net income (loss)	6,172	(3,953)	2,457
Less deemed dividends on preferred stock	1,966	963	1,152
Net income (loss) attributable to common stockholders	$4,206	$(4,916)	$1,305

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Preferred Stock With Redemption Rights and Stockholders’ Equity

Years Ended December 31, 2006, December 31, 2005 and December 31, 2004
(In Thousands)

			Shareholders’ Equity
	Preferred Stock With Redemption Rights		Preferred Stock		Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Retained Earnings (Accumulated	Total Stockholders’ Equity	Comprehensive
	Shares	Dollars	Shares	Dollars	Shares	Dollars	Capital	Income	Deficit)	(Deficit)	Income (Loss)

Balance, December 31, 2003	1,516	$7,464	811	$61	10,000	$1	$1,184	$—	$(4,765)	$(3,519)
Deemed dividend on preferred stock		1,152	—	—	—	—	—	—	(1,152)	(1,152)
Series B Convertible Preferred Stock amortization of discount	—	167	—	—	—	—	—	—	(167)	(167)
Issuance of common stock warrant to Series B Convertible Preferred Stock shareholders	—	(134)	—	—	—	—	134	—	—	134
Deemed dividend to Series B Convertible Preferred Stock shareholders	—	134	—	—	—	—	—	—	(134)	(134)
Translation adjustment	—	—	—	—	—	—	—	101	—	101	$101
Issuance of warrant in exchange for services	—	—	—	—	—	—	10	—	—	10	—
Net income	—	—	—	—	—	—	—	—	2,456	2,456	2,456
Comprehensive income (loss)	—	—	—	—	—	—	—	—	—	—	2,557
Balance, December 31, 2004	1,516	8,783	811	61	10,000	1	1,328	101	(3,762)	(2,271)
Issuance of Series C Convertible Preferred Stock, net of issuance costs	2,281	12,082	—	—	—	—	—	—	(423)	(423)
Deemed dividend on Series B Convertible Preferred Stock through April 26, 2005	—	423	—	—	—	—	—	—	—	—
Reclass due to Series B Convertible Preferred Stock modification	(1,516)	(9,206)	1,516	9,206	—	—	—	—	—	9,206
Series B Convertible Preferred Stock amortization of discount	—	—	—	51	—	—	—	—	(51)	—
Series C Convertible Preferred Stock amortization of discount	—	66	—	—	—	—	—	—	(66)	(66)
Deemed dividend on Series C Convertible Preferred Stock	—	963	—	—	—	—	—	—	(963)	(963)
Employee stock option exercises	—	—	—	—	1,123	—	59	—	—	59
Tax benefit associated with stock option exercises	—	—	—	—	—	—	226	—	—	226
Translation adjustment	—	—	—	—	—	—	—	(83)	—	(83)	(83)
Compensation to shareholder for personal guarantee	—	—	—	—	—	—	125	—	—	125
Net loss	—	—	—	—	—	—	—	—	(3,953)	(3,953)	(3,953)
Comprehension loss	—	—	—	—	—	—	—	—	—	—	(4,036)
Balance, December 31, 2005	2,281	13,111	2,327	9,318	11,123	1	1,738	18	(9,218)	1,857
Deemed dividend on Series C Convertible Preferred Stock	—	1,966	—	—	—	—	—	—	(1,966)	(1,966)
Stock compensation expenses per FAS123R	—	—	—	—	—	—	709	—	—	709
Employee stock option exercises	—	—	—	—	380	—	167	—	—	167
Tax benefit associated with stock option exercises	—	—	—	—	—	—	178	—	—	178
Translation adjustment	—	—	—	—	—	—	—	446	—	446	446
Deferred tax on translation adjustment	—	—	—	—	—	—	—	102	—	102	102
Compensation to shareholder for personal guarantee	—	—	—	—	—	—	125	—	—	125
Net income	—	—	—	—	—	—	—	—	6,172	6,172	6,172
Comprehensive income	—	—	—	—	—	—	—	—	—	—	$6,720
Balance, December 31, 2006	2,281	$15,077	2,327	$9,318	11,503	$1	$2,917	$566	$(5,012)	$7,790

See accompanying notes.

PowerLight Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31
	2006	2005	2004
Cash flows from operating activities
Net income (loss)	$6,172	$(3,953)	$2,457
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	862	1,110	720
Stock compensation expense	709	—	—
Tax benefit associated with stock option exercises	178	226	—
Compensation to shareholder for personal guarantee	125	125	10
Foreign currency translation adjustment	548	(83)	101
Changes in operating assets and liabilities:
Receivables	(7,374)	(28,105)	1,572
Costs and estimated gross profit in excess of billings on contracts in progress	(7,096)	(425)	1,443
Prepaid expenses	(2,144)	(3,624)	(2)
Inventory	(15,255)	(5,311)	(4,975)
Accounts and subcontractors payable	28,672	29,075	1,434
Billings in excess of costs and estimated gross profit on contracts in progress	15,161	12,997	4,115
Other assets	(28,975)	(7,214)	—
Income taxes payable	(791)	(532)	(651)
Deferred income taxes	15	(1,778)	(1,472)
Net cash (used in) provided by operating activities	(9,193)	(7,492)	4,752

Cash flows from investing activities
Decrease (increase) in restricted cash	923	1,591	(2,514)
Purchase of property and equipment	(1,349)	(867)	(505)
Capitalized patent costs	(162)	(1,425)	(425)
Net cash used in investing activities	(588)	(701)	(3,444)

Cash flows from financing activities
Proceeds under line of credit	105,557	26,360	17,358
Repayments under line of credit	(99,232)	(23,833)	(19,221)
Proceeds from SunPower loan	10,000	—	—
Proceeds from exercise of stock options	167	59	—
Proceeds from sale of preferred stock, net of issue costs (net of $2,000 from conversion of note payable)	—	10,082	—
Proceeds from issuance of note payable	—	—	2,000
Net cash provided by financing activities	16,492	12,668	137

Increase in cash and cash equivalents	6,711	4,475	1,445
Cash and cash equivalents, beginning of year	6,928	2,453	1,008
Cash and cash equivalents, end of year	$13,639	$6,928	$2,453

PowerLight Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31
	2006	2005	2004
Supplemental disclosures of cash flow information
Cash paid during the year for:
Income taxes	$2,819	$1,026	$1,135
Interest	922	266	273

See accompanying notes.

PowerLight Corporation and Subsidiaries

Notes to Consolidated Financial Statements
(In Thousands Except Share Amounts)

December 31, 2006

1. The Company and Summary of Significant Accounting Policies

Company’s Activities

PowerLight Corporation, including its subsidiaries (the Company), was incorporated in California on January 25, 1995 to design, manufacture and install grid-connected commercial solar electric products and systems. The work is performed primarily under fixed-price contracts in the United States, Portugal, Spain, Germany and Korea. The Company also engages in research and development of solar electric products, part of which is funded by government agencies.

In November 2006, the Company signed a definitive agreement to be acquired by SunPower Corporation (SunPower), a majority-owned subsidiary of Cypress Semiconductor Corporation (Cypress), which designs, develops, manufactures, markets and sells solar electric power products, systems and services based on its proprietary processes and technologies. As a result of the acquisition that was completed in January 2007, the Company became an indirect wholly owned subsidiary of SunPower. Management believes the acquisition will enable the Company to develop the next generation of solar products and solutions that will accelerate solar system cost reductions to compete with retail electric rates without incentives and simplify and improve customer experience. The total consideration for the transaction was $334.4 million, consisting of $120.7 million in cash and $213.7 million in common stock and related acquisition costs.

The following items comprise the significant accounting policies of the Company. These policies reflect industry practices and conform to U.S. generally accepted accounting principles.

Principles of Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include the subsidiary accounts of the Company: PowerLight Systems AG, PowerLight GmbH, and PowerLight BV. All significant intercompany balances and transactions have been eliminated in consolidation.

Management Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Financial Statement Classification

In accordance with normal practice in the construction industry, the Company includes in current assets and liabilities amounts realizable and payable over a period in excess of one year. Consistent with this practice, asset and liability accounts relating to construction contracts, including related deferred income taxes, are classified as current. The terms of contracts entered into by the Company vary but are typically less than one year.

Reclassification

Certain amounts in the 2005 consolidated financial statement were reclassified to conform to the presentation used in 2006.

Revenue and Cost Recognition

Construction Contracts

The Company recognizes revenues from fixed-price contracts under AICPA Statement of Position (SOP) 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts, using the percentage-of-completion method of accounting. Under this method, revenue is recognized as work is performed based on the percentage of incurred costs to estimated total forecasted costs utilizing the most recent estimates of forecasted costs.

Incurred costs include all direct material, labor, subcontract costs, and those indirect costs related to contract performance, such as indirect labor, supplies, tools, and repairs. Job material costs are included in incurred costs when the job materials have been installed. Where contracts stipulate that title to job materials transfers to the customer before installation has been performed, revenue is deferred and recognized upon installation, in accordance with the percentage-of-completion method of accounting. Job materials are considered installed materials when they are permanently attached or fitted to the solar power system as required by the job’s engineering design.

Due to inherent uncertainties in estimating cost, job cost estimates are reviewed and/or updated by management working with its projects department. The projects department determines the completed percentage of installed job materials at the end of each month; generally, this information is also reviewed with the customer’s on-site representative. The completed percentage of installed job materials is then used for each job to calculate the month-end job material costs incurred. Direct labor, subcontractor, and other costs are charged to contract costs as incurred. Provisions for estimated losses on uncompleted contracts, if any, are recognized in the period in which the loss first becomes probable and reasonably estimable. Contracts may include profit incentives such as milestone bonuses. These profit incentives are included in the contract value when their realization is reasonably assured.

The asset, “Costs and estimated gross profit in excess of billings on contracts in progress,” represents revenues recognized in excess of amounts billed, including earned unbilled incentive rebates. The liability, “Billings in excess of costs and estimated gross profit on contracts in progress,” represents billings in excess of revenues recognized.

Value-Added Reseller Contracts

The Company recognizes revenues for equipment and engineering service sales to value-added resellers (VARs) when title to the equipment transfers to the customer, usually on the date the equipment is shipped, and cash collections are reasonably assured. Revenues under such agreements are included in contract revenue in the consolidated statements of income and were $36.0 million, $17.9 million, and $2.7 million in the years ended December 31, 2006, 2005, and 2004, respectively.

Service Agreements

The Company recognizes revenues for service agreements related to construction contracts equally over the service agreement term. Service agreement revenue is at fair value, and annual service agreement fees are usually prepaid by customers. Revenue from service agreements was not significant for the years ended December 31, 2006, 2005 and 2004.

New Jersey Renewable Energy Credits

Solar renewable energy certificates (SRECs) are intangible assets, measured in megawatt-hours, that encompass the environmental benefit associated with producing solar energy. The Company purchases SRECs from solar installation owners in New Jersey, and primarily sells SRECs to entities that must either retire a certain volume of SRECs each year or face much higher alternative compliance payments.

The Company recognizes revenues for New Jersey renewable energy credit (REC) sales when the RECs are delivered to the customers under the contract terms and cash collections are reasonably assured.

Cash and Cash Equivalents

Highly liquid investments with original or remaining maturities of ninety days or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents consist of demand deposits and money market accounts.

Contract Receivables

Contract receivables are recorded when invoices are issued and are presented in the balance sheet net of the allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. It makes its estimates of the collectibility of accounts receivable by analyzing its historical losses, the existing economic conditions in the construction industry, and the financial stability of its customers. Contract receivables are written off when they are determined to be uncollectible. As of December 31, 2006 and 2005, the allowance for doubtful accounts amounted to $0.3 million and $0.1 million, respectively.

Property and Equipment

Depreciation and amortization are computed using the straight-line method over the estimated useful lives which are between 3 and 15 years. Property and equipment are stated at cost less accumulated depreciation and amortization. Equipment under capital lease is capitalized at the present value of the future minimum lease payments. Leasehold improvements and assets acquired pursuant to capital leases are amortized on the straight-line basis over the shorter of the lease term or the estimated useful life of the related asset.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts and any resulting gains or losses are recorded in other income (expense) in the period realized. Repairs and maintenance costs are charged to expense as incurred. Expenditures which substantially increase an asset’s useful life are capitalized.

Costs incurred in the development of software for internal use are capitalized according to SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires that certain costs for the development of internal use software be capitalized, including the costs of coding software configuration, upgrades and enhancements. Product development costs include cost incurred to develop, enhance and manage the Company’s Web site and data acquisition system software. Capitalized software costs are amortized on a straight-line basis over three years.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment and intangible assets with finite lives, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Factors considered important that could result in an impairment review include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of acquired assets and significant negative industry or economic trends. Impairments are recognized based on the difference between the fair value of the asset and its carrying value. Fair value is generally measured based on either quoted market prices, if available, or discounted cash flow analyses.

Inventory

Inventory is stated at the lower of cost or market, with cost determined primarily on the average cost method.

Patents

The Company capitalizes external costs of patents and patent applications related to products and processes of significant importance to its business and amortizes these costs on a straight-line basis over their estimated useful lives of 15 years. Such costs are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of such patents may not be recoverable.

Research and Development

Research and development costs related to both future and present products are charged to operating expense as incurred and are reported net of any reimbursements received from governmental agency research and development contracts because such contracts are considered collaborative arrangements.

The Company engages in research and development of solar electric products, which is primarily funded by government agencies. These contracts typically are structured so that after general and administrative expenses are applied in accordance with government accounting regulations, no net profit is realized. In addition, these contracts usually contain royalty agreements which provide for royalties based on sales of products developed through the contract funding. The Company has various research and development contracts (in progress and completed) with state agencies in California and New York whereby the Company is obligated to pay royalties.

The following table presents the Company’s approximate research and development expenses by funding category:

	Years Ended December 31
	2006	2005	2004

Government funding	$(1,226)	$(1,531)	$(896)
Costs incurred on government contracts	1,281	1,746	935
Internal costs	581	311	1,075
Total	$636	$526	$1,114

Warranty Reserves

The Company generally provides warranties on its products for a period of five years from the date of delivery based upon the terms of the customer’s contract. The Company’s estimated warranty cost for each project is accrued and the related costs are charged against the warranty accrual when incurred. It is not possible to predict the maximum potential amount of future warranty-related expenses under these or similar contracts due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular contract. Historically, warranty costs related to contracts have been within management’s expectations.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Shared-Based Payments, using the prospective transition method, and therefore has not restated prior periods’ results. Under the fair value recognition provisions of SFAS No. 123(R), the Company recognizes stock-based compensation net of an estimated forfeiture rate and only recognizes compensation cost for those shares expected to vest over the requisite service period of the award. Prior to the adoption of SFAS No. 123(R), the Company accounted for share-based payments under Accounting Principles Board (APB) No. 25 and accordingly, generally recognized compensation expense only when the Company granted options with a discounted exercise price.

Determining the appropriate fair value model and calculating the fair value of share-based payment awards require the input of highly subjective assumptions, including the expected life of the share-based payment awards and stock price volatility. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, the stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. If the actual forfeiture rate is materially different from the estimate, the stock-based compensation expense could be significantly different from what has been recorded in the current period.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for income taxes.

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. These differences relate primarily to the differences between the bases of long-term contracts, depreciable assets, warranty reserves, and other accrued expenses. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses and tax credits that are available to offset future taxable income and income taxes, if realization is more likely than not.

For long-term contracts entered into after December 31, 2002, the Company is required under Section 460 of the Internal Revenue Code to report income on the percentage-of-completion method. The Company’s regular tax method is the completed contract method of accounting. That reporting method is currently suspended for the Company under the provisions of Section 460, but may be available in future years.

The Company may also be subject to the alternative minimum tax (AMT). AMT is calculated based on the percentage-of-completion method at lower tax rates than the regular tax. The excess of AMT over regular tax is added to the regular tax. This excess is carried over to future years as a credit against regular tax until it is fully utilized. The credit cannot reduce the regular tax below AMT in any year.

Derivatives and Hedges

The Company addresses certain financial exposures through a program of risk management that includes the use of derivative financial instruments. Generally, the Company enters into hedging relationships such that changes in the fair values or cash flows of the items being hedged are expected to be offset by corresponding changes in the value of the derivatives. The Company accounts for derivative instruments under the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and evaluating effectiveness of hedging relationships.

The Company documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. Changes in the fair value of derivatives that are highly effective as, and that are designated and qualify as, foreign currency cash flow hedges are recorded in other comprehensive income (loss) until the associated hedged transaction impacts earnings. Changes in the fair value of derivates that are ineffective are recorded as interest income and other (expense), net in the period of change.

The Company’s forward exchange contracts have maturities of less than one year. The counterparties to these contracts are major financial institutions. Exposure to credit loss in the event of nonperformance by any of the counterparties is limited to only the recognized, but not realized, gains attributable to the contracts. Management believes that the risk of loss is remote and in any event would not be material. Costs associated with entering into such contracts have not been material to the Company’s financial results. The Company does not utilize derivative financial instruments for trading or speculative purposes.

There were no outstanding forward exchange contracts at December 31, 2006. At December 31, 2005, the Company’s forward exchange contract liability was not significant and represented the estimated amount that would be due to the financial institution to settle outstanding forward exchange contracts at December 31, 2005.

Fair Value of Financial Instruments

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying values of the Company’s financial instruments, primarily cash, receivables, accounts payable, and accrued expenses approximate their respective fair values due to their short-term maturities. It is not practicable to estimate the fair value of the obligation to purchase renewable energy certificates because of their unique nature.

Foreign Currency Translation

Foreign currency transaction gains and losses are the result of the effect of exchange rate changes on transactions denominated in currencies other than the U.S. dollar, the primary (functional) currency in which the Company conducts its business. Gains and losses on those foreign currency transactions are included in determining net income for the period in which exchange rates change. Accordingly, at the date such transactions are recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured and recorded in the functional currency of the Company by use of the exchange rate in effect at that date, and, at each balance-sheet date, recorded balances denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate.

The aggregate foreign currency transaction loss included in net income (loss) for fiscal years 2006, 2005, and 2004 were $0.3 million, $0.3 million, and $0.1 million, respectively.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and receivables.

The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

As is customary in the industry, the Company grants credit to its customers, substantially all of whom are commercial enterprises and governmental agencies. Management believes that its contract acceptance, billing, and collection policies are adequate to minimize the potential credit risk.

Concentration of Significant Vendors

As of December 31, 2006 and 2005, approximately 77% and 78%, respectively, of the Company’s accounts payable were derived from three vendors.

2. Cash in Restricted Accounts

Cash in restricted accounts represents collateral for letters of credit issued by a commercial bank in favor of two of the Company’s suppliers and one customer. The funds were released upon payment to the suppliers and the successful completion of the customer contracts. As of December 31, 2005, cash in restricted accounts was $0.9 million.

3. Deferred Costs

Public Offering

In 2005 and 2006, the Company was proceeding toward an initial public offering (IPO) of its common stock and had incurred approximately $1.1 million as of December 31, 2005, and an additional $1.4 million in 2006, in IPO transaction-related external costs which it deferred as prepaid expenses. As a result of the agreement to be acquired by SunPower signed on November 15, 2006, these costs were expensed in the fourth quarter of 2006.

Costs Associated with Uninstalled Materials

As of December 31, 2006 and 2005, the Company had $25.2 million and $7.2 million, respectively, of uninstalled materials on contracts for which title had transferred to the customer. Because these materials cannot be recognized as contract costs, they are included as deferred assets until installation.

4. Receivables

Receivables at December 31, 2006 and 2005 consist of the following:

	2006	2005

Current contracts	$35,996	$24,584
Retention – contracts	6,085	2,374
Unbilled incentive rebates	3,972	13,046
VAT refund receivable	3,261	3,753
Other	2,661	844
	$51,975	$44,601

Retention

Retention in contracts are portions of the total billed amount withheld by customers until certain completion milestones on the contract are achieved. Such amounts and milestones are set forth in the terms of the individual contracts with customers.

Unbilled Earned Rebates

Through 2006, the majority of all of the Company’s projects in the United States were eligible for incentive rebates under government programs administered by various state utilities. The incentive rebate is generally structured as part of the Company’s contract with its customer. The incentive rebate is not billable until the project is complete. Because of the high degree of certainty regarding realization of these rebates, the Company recognizes as a receivable a portion of the incentive rebate representing the percent complete at period end under the contract. Accordingly, contract billings and receivables include earned but unbilled incentive rebates measured on a percentage-of-completion basis.

VAT Refunds Receivables

Value Added Tax (VAT) refunds are amounts that the Company has previously paid to and expects to receive from governments of foreign countries in which the Company does business.

5. Costs and Estimated Gross Profit on Contracts in Progress

Costs and estimated gross profit on contracts in process for each period consist of the following:

	2006	2005

Costs incurred to date on contracts in progress	$434,980	$166,459
Estimated gross profit to date	78,095	28,054
Contract revenue earned to date	513,075	194,513
Less: Billings to date, including earned incentive rebates	(540,080)	(213,453)
	$(27,005)	$(18,940)

Costs and estimated gross profit in excess of billings on contracts in progress and billings in excess of costs and estimated gross profit on contracts in progress consists of the following at December 31, 2006 and 2005:

	2006	2005

Costs and estimated gross profit in excess of billings on contracts in progress	$8,946	$1,850
Billings in excess of costs and estimated gross profit on contracts in progress	(35,951)	(20,790)
	$(27,005)	$(18,940)

6. Inventory

Inventory at December 31, 2006 and 2005 consists of the following:

	2006	2005

Raw materials	$3,249	$254
Finished goods	25,468	13,208
	$28,717	$13,462

Finished goods include $1.5 million and $3.4 million of goods-in-transit as of December 31, 2006 and 2005, respectively.

7. Property and Equipment

Property and equipment at December 31, 2006 and 2005 consists of the following:

	2006	2005

Office, computer equipment, and software	$3,320	$2,167
Factory fixtures and equipment	550	503
Automobiles	278	131
Leasehold improvements	466	465
Total property and equipment	4,614	3,266
Less: Accumulated depreciation and amortization	(2,675)	(2,070)
	$1,939	$1,196

Depreciation expense was $0.6 million, $0.9 million, and $0.6 million for the years ended December 31, 2006, 2005, and 2004, respectively.

8. Patents

Patent costs are amortized over the estimated useful life of 15 years. Amortization expense for the years ended December 31, 2006, 2005 and 2004 was $0.3 million, $0.2 million and $0.1 million, respectively, and is included in research and development expenses.

Patent costs and related accumulated amortization at December 31, 2006 and 2005 consist of the following:

	2006	2005

Patent costs	$2,837	$1,182
Additions	162	1,655
Less: Accumulated amortization	(720)	(463)
Patents – net	$2,279	$2,374

Expected future amortization expense for patents for each of the next five years and thereafter is as follows (in thousands):

Year Ending December 31

2007	$264
2008	247
2009	203
2010	203
2011	200
Thereafter	1,162
Total	$2,279

In addition, the Company has patents pending in the United States and foreign countries. The Company had $1 million per claim up to an aggregate of $3 million in patent protection insurance for defense of its patent positions and has nondisclosure agreements signed with major photovoltaic producers, suppliers, contractors, and consultants around the world. The Company terminated its patent insurance coverage during October 2006.

9. Line of Credit

As of December 31, 2005, the Company had a $12 million revolving line of credit with a commercial bank bearing interest at the prime rate plus 0.25 % which expired on May 31, 2006. The balance outstanding at December 31, 2005 was $2.5 million.

In March and June 2006, the Company renegotiated its line of credit. As of June 2006, the Company had a $25 million revolving line of credit with the commercial bank bearing interest at the prime rate plus 1.75% with an expiration date of January 2, 2007. The Company’s borrowing availability for this credit facility was the lesser of (i) $25 million or (ii) the sum of 75% of eligible accounts receivable, 50% of eligible inventory, 50% of eligible earned rebates, and 100% of pledged cash collateral less the sum of outstanding balances of all issued commercial and standby letters of credit. Issued commercial letters of credit could not exceed $9 million. The line of credit was secured by all of the assets of the Company. The revolving line of credit agreement contains certain covenants with respect to maintaining specified ratios and minimum net worth. The Company was in default under several covenants on the credit facility, which were waived or amended by an Amendment and Waiver Letter (Letter) dated November 30, 2006. The credit facility was also extended to April 30, 2007 by this Letter. Outstanding borrowings under the revolving line of credit were $8.8 million at December 31, 2006. The Company had outstanding letters of credit issued under the line of credit in the amount of $4.3 million at December 31, 2006.

On November 15, 2006, the Company agreed to be acquired by SunPower. The merger and change of control are events of default under the loan agreement, and therefore all principal and interest was due and payable upon merger. SunPower indicated that it intended to pay off the balance of the loan and all accrued interest, and make suitable arrangements for the outstanding letters of credit. The merger was finalized on January 10, 2007 and SunPower assumed the line of credit with an outstanding balance of approximately $3.6 million.

10. Accrued Expenses

Accrued expenses at December 31, 2006 and 2005 consist of the following:

	2006	2005

Inventory	$1,527	$3,425
Commissions	1,507	1,025
Employee compensation and related expenses	1,040	541
Interest	378	105
Royalties	456	1,319
Sales and use tax	427	337
VAT payable	2,528	1,655
Warranty accrual	6,357	4,398
Other	5,863	2,141
	20,083	14,946
Less: Long-term portion of warranty accrual	4,567	3,628
	$15,516	$11,318

11. Income Tax Expense

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Income tax expense (benefit) for the years ended December 31, 2006, 2005, and 2004 consists of the following:

	2006	2005	2004
Current:
Federal	$624	$666	$314
State	473	32	170
Foreign	1,122	—	—
	2,219	698	484
Deferred:
Federal	(21)	(1,557)	(1,242)
State	(61)	(222)	(230)
Foreign	(25)	—	—
	(107)	(1,779)	(1,472)
	$2,112	$(1,081)	$(988)

The tax effects of temporary differences and carryforwards that give rise to deferred tax assets and liabilities at December 31, 2006, 2005, and 2004 consist of the following:

	2006	2005
Deferred tax assets:
Accrued expenses	$3,463	$3,524
Depreciation and amortization	217	149
Others	42	28
Deferred tax assets	3,722	3,701

Deferred tax liabilities:
Deferred state taxes	(187)	(166)
Unrealized foreign currency gains	(11)	(119)
Deferred tax liabilities	(198)	(285)
Net deferred tax assets	$3,524	$3,416

Income tax expense (benefit) for the years ended December 31, 2006, 2005 and 2004 is reconciled from the expected tax based on the federal statutory rate applied to pre-tax earnings as follows:

	2006	2005	2004

Federal tax at statutory rate of 34%	$2,816	$(1,711)	$499
Apportioned state income taxes, net of federal benefit	272	(125)	(40)
Foreign income taxes	(1,256)	506
Extraterritorial income exclusion	—	—	(419)
Valuation allowance adjustment	(173)	—	(1,064)
Others - net	453	249	36
	$(2,112)	$(1,081)	$(988)

The net change in the total valuation allowance is as follows:

	2006	2005

Balance, beginning of year	$173	$—
Net change in valuation allowance	(173)	173
Balance, end of year	$—	$173

At December 31, 2005, the Company had an international net operating loss carryforward of approximately $1.4 million, which created a valuation allowance of $0.2 million. The entire international valuation allowance was used to reduce taxable income in 2006.

12. Note Payable to SunPower

On June 27, 2006, the Company issued a $10 million convertible unsecured promissory note to SunPower. The note carried interest on the unpaid principal amount at a variable rate adjusted quarterly and equal to the greater of 6.0% or the applicable federal rate for short-term loans, compounded on an annual basis. The note was due and payable, together with accrued but unpaid interest, on the earliest of (i) June 30, 2007, or (ii) the receipt of cash proceeds from the issuance of capital stock by the Company, subject to certain conditions. In the event the Company consummated an equity financing prior to maturity, SunPower could, at its sole election, convert all or any portion of the principal and accrued but unpaid interest to a sufficient number of shares of the Company’s capital stock issued in such financing, where the fair market value of such shares would be equal to the principal and unpaid interest using a price per share equal to the price per share paid by the other third party investors. SunPower signed a subordination agreement with the Company’s bank, and therefore this note was subordinated to the obligations under the bank’s line of credit.

On November 15, 2006, the Company agreed to be acquired by SunPower. On January 10, 2007, SunPower completed the acquisition of the Company. SunPower accounted for its acquisition of the Company in accordance with SFAS 141, Business Combinations. Accordingly, the note payable to SunPower was eliminated in purchase accounting effective January 10, 2007 as it became an intercompany transaction at that date.

13. Note Payable to Stockholder

On December 7, 2004, the Company issued a $2 million convertible unsecured promissory note to a stockholder. The note was convertible into either shares of Series B Preferred Stock or Series C Preferred Stock when issued. The note provided for interest at an annual rate of 6%. Interest was accrued until conversion to 375,461 shares of Series C Preferred Stock during the month of April 2005.

The Company considered EITF No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and determined that the instrument had no beneficial conversion feature at the time of issuance. As the instrument was converted under its original terms, the basis in the debt carried over to the stock issued in the exchange.

14. Obligation to Purchase California Renewable Energy Certificates

In 2006 and 2005, the Company entered into seven REC purchase contracts in the state of California with seven customers. RECs are intangible assets measured in kilowatt- or megawatt-hours of electricity and encompass the environmental benefit associated with producing clean, nonpolluting energy. California RECs are bought and sold on the voluntary market. There is a general lack of liquidity in the voluntary REC market, and the Company has therefore only sold a small portion of the California RECs it has acquired to date. As such, the Company accrues the amount of such obligation as a reduction in system installation revenue in accordance with EITF No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Product). The application of the present value measurement (valuation) technique to these obligations, which are assumed in connection with sales of goods and services, has not been applied in accordance with an exception provided in APB Opinion No. 21, Interest on Receivables and Payables.

The obligations to purchase California RECs are as follows:

2007	$643
2008	407
2009	361
2010 and thereafter	382
Total payments	$1,793

15. Accrued Warranty

The Company generally provides a warranty on its products for a period of five years. The Company’s estimated warranty cost for each project is accrued and the related costs are charged against the warranty accrual when incurred. The accrued warranty balance was $6.4 million and $4.4 million at December 31, 2006 and 2005, respectively. It is not possible to predict the maximum potential amount of future warranty-related expenses under these or similar contracts due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular contract. Historically, warranty costs related to contracts have been within management’s expectations.

The following summarizes activity within accrued warranty:

	2006	2005

Balance, beginning of year	$4,398	$2,554
Additions to the warranty reserve	2,862	3,066
Charges incurred	(903)	(1,222)
Balance, end of year	$6,357	$4,398

In February 2004, one of the Company’s major panel suppliers at the time filed for bankruptcy. The Company had installed systems incorporating over 30,000 panels from this supplier, and approximately 27,000 of these panels were still under warranty by the supplier. The majority of these warranties expire by 2008, and all expire by 2010. While the Company has not experienced a significant number of warranty or other claims related to these installed panels, it may in the future incur significant unreimbursable expenses in connection with the repair or replacement of these panels, which could have a material adverse effect on the Company’s business and results of operations.

Another major supplier of photovoltaic panels notified the Company of a product defect that may affect approximately 37,000 out of the 105,000 photovoltaic panels installed by the Company during the period 2002 through May 2006. The photovoltaic panel defect will likely reduce the amount of electricity produced by the panels in certain climates, after five or more years in service. On August 31, 2006, the supplier executed an agreement with the Company to replace the approximately 37,000 defective photovoltaic panels and to reimburse the Company for costs incurred, plus a markup for labor and associated balance of materials, to remove the defective panels and install the replacement panels. The Company will manage the replacement program and handle all de-installation and re-installation work, which is expected to commence in 2008. The Company’s estimated costs to replace all of the defective photovoltaic panels is estimated to be $10 million over a three-to-four year period. The supplier’s estimated cost for the replacement of 37,000 panels is estimated at $30 million. As of December 31, 2006, the supplier provided the Company approximately 2,500 replacement panels under its original warranty terms at no cost and the Company installed all of these replacement panels as of December 31, 2006. The Company has not accrued any costs for the replacement of these defective photovoltaic panels as of December 31, 2006 and 2005 because it expects the supplier to perform under the terms of this agreement. If the supplier does not perform as expected, the Company will be exposed to those costs it would incur under its warranty with its customers. These costs would be significant.

The Company entered into agreements with certain customers under which the Company guarantees performance of the photovoltaic systems it has contracted to install. The agreements guarantee a minimum level of annual energy savings from the systems, expressed in kilowatt hours. If the photovoltaic system fails to perform in accordance with the guarantees, the Company may be subject to liquidated damages. The Company is obligated under these agreements for periods ranging from five to ten years from the date of final completion of the projects. These photovoltaic systems have all performed above the agreement requirements and the Company has not incurred any liquidated damages related to performance guarantees as of December 31, 2006.

16. Preferred Stock and Common Stock

The provisions of the Company’s preferred and common stock agreements prior to its sale to SunPower are described below.

Authorized Shares

The Company had authorized a total of 15 million shares of convertible preferred stock, of which 810,810 shares were designated as Series A Preferred Stock, 1,516,303 were designated as Series B Preferred Stock, and 3,750,000 were designated as Series C Preferred Stock. The holders of convertible preferred stock had various rights and preference as follows:

Voting

The holders of shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock were entitled to vote on all matters with each such share entitled to cast that number of votes as is equal to the number of shares of common stock into which such share could be converted. Except where class voting was required by law and except for the special voting rights described below, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and common stock voted together and not as separate classes.

Dividends

Preferred Stock

No dividends or other distributions could be made with respect to the common stock during any fiscal year until all accrued and payable dividends on each then-outstanding series of preferred stock had been declared and paid or set apart during that fiscal year.

Series A, B, and C Preferred Stock

The holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock were entitled to receive when, as and if declared by the Board of Directors, dividends at the annual rate of 5% of the original issuance price for such shares on each outstanding share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock. Dividends on Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, were not cumulative.

Other Dividends

After dividends on any then outstanding Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock had been declared and paid or set apart during that fiscal year, if the Board of Directors elected to declare additional dividends in that fiscal year, such shall be declared in equal amounts per share on all shares of preferred stock and common stock (based on the number of shares of common stock into which the preferred stock is convertible on the date of the dividend).

Declared Dividends

The Company has not declared or paid any dividends to date.

Liquidation Preference

Preferred Stock

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of each share of preferred stock were entitled to be paid such per-share liquidation amount as may be specified with respect to such preferred stock, plus all declared and unpaid dividends.

Series C Preferred Stock

The holders of each share of Series C Preferred Stock were entitled to be paid, before any payment was made in respect of common stock, Series A Preferred Stock, or Series B Preferred Stock, an amount equal to the sum of:

(a)                      $5.33 per share plus all declared and unpaid dividends, if any; and

(b)                     for each share of Series C Preferred Stock, a special dividend in an amount equal to the interest that would have accrued on the amount paid to the Company for that share from the date that such share was issued at an interest rate equal to 15% per annum, compounded annually.

If, upon any such liquidation, the assets of the Company were insufficient to make payment in full to all holders of Series C Preferred Stock of the liquidation preference, then such assets were to be distributed among the holders of Series C Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Series A and B Preferred Stock

After payment to the holders of Series C Preferred Stock, the holders of each share of Series A Preferred Stock and Series B Preferred Stock were entitled to be paid, before any payment shall be made in respect of common stock, an amount equal to $0.08 per share and $3.57 per share, respectively, plus all declared and unpaid dividends with respect to such shares. If, upon any such liquidation, the assets of the Company were insufficient to make payment in full to all holders of Series A Preferred Stock and Series B Preferred Stock of the liquidation preference, then such assets were to be distributed among the holders of Series A Preferred Stock and Series B Preferred Stock at the time outstanding ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

Common Stock

After the payment or distribution to the holders of preferred stock of the full preferential amounts, the holders of common stock were entitled to receive ratably all the remaining assets of the Company.

Acquisitions and Asset Transfers

An acquisition or an asset transfer was deemed to be a liquidation, dissolution, or winding up of the Company.

Redemption Option for Series C Preferred Stock and Related Accounting

In the event that prior to April 26, 2008, neither of the following shall have occurred: the effective date of the registration statement pertaining to an IPO or; a change of control with respect to the Company, then each investor would have had an option for one year thereafter to require that the Company redeem the Series C Preferred Stock of the Company then owned by such investor, and all shares of common stock or such lesser number of such shares as may be specified by such investor then owned by such investor which was acquired by conversion of shares of Series C Preferred Stock.

The redemption price for such shares was the aggregate amount paid by such investor to the Company for such shares plus an amount equal to the amount that would have accrued on the amount paid beginning with the date of acquisition at a rate equal to 15% per annum, compounded annually.

As a result of the redemption option, which is beyond the control of the issuer, the liquidation amount of the Series C Preferred Stock is presented outside of permanent equity in accordance with Accounting Series Release 268, Redeemable Preferred Stock.

In addition, as a result of this classification, the special dividend referred to above under a liquidation preference is deducted from net income (loss) to arrive at net income (loss) available to common shareholders and added to Series C Preferred Stock.

Conversion

Optional Conversion

Each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock was convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as determined by multiplying the conversion rate applicable to such share in effect at the date of conversion by the number of shares of preferred stock being converted.

Automatic Conversion on Qualified Public Offering

Each share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock would have been automatically converted into shares of common stock immediately upon the closing of an underwritten public offering of common stock of the Company which:

(a)       would result in the listing of the Company’s common stock for trading on a national securities exchange, the NASDAQ National Market System, or the Frankfurt Stock Exchange;

(b)       would result in gross proceeds in excess of $25 million; and

(c)       would be at an initial price per share not less than the sum of: (a) $5.33, and (b) the interest that would accrue on $5.33 at 15% per annum, compounding annually, commencing on the date on which shares of Series C Preferred Stock were issued by the Company.

Automatic Conversion on Majority Action

Each share of Series A Preferred Stock would have been automatically converted into shares of common stock immediately upon the affirmative election to convert made by the holders of a majority of the outstanding shares of Series A Preferred Stock.

Each share of Series B Preferred Stock would have been automatically converted into shares of common stock immediately upon the affirmative election to convert made by the holders of a majority of the outstanding shares of Series B Preferred Stock.

Each share of Series C Preferred Stock would have been automatically converted into shares of common stock immediately upon the affirmative election to convert made by the holders of a majority of the outstanding shares of Series C Preferred Stock.

Special Voting Rights

In addition to any other rights provided by law, so long as at least 2 million shares of Series B Preferred Stock and Series C Preferred Stock were outstanding, the Company could not, without first obtaining consent of the holders of not less than a majority of such outstanding shares of Series B Preferred Stock and Series C Preferred Stock (voting as a single class), take any of the following actions:

(i)        any merger (other than a merger with or into a wholly owned subsidiary of the Company);

(ii)       a sale of all or substantially all of the assets of the Company;

(iii)      any transaction, or series of related transactions, in which the Company would have issued shares representing more than 50% of the voting power of the Company after giving effect to such transaction or transactions;

(iv)      amend or repeal any provision of, or addition of any provision to, the Company’s Articles of Incorporation or Bylaws if such action would have altered or changed the rights, preferences or privileges of, or restrictions provided for the benefit of, the Series B Preferred Stock or Series C Preferred Stock in any materially adverse manner (other than the sale and issuance of shares of preferred stock);

(v)       increase the authorized number of shares of common stock, Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

(vi)      declare or pay any dividend;

(vii)     any total or partial dissolution, liquidation, or winding up of the Company or any transaction in the nature of thereof; or

(viii)    prior to April 26, 2006, any issuance of shares of preferred stock.

Warrants

Pursuant to an amendment to the Shareholder Rights Agreement on December 7, 2004, the Company issued to its Series B Preferred Stockholders a five-year common stock purchase warrant giving the Series B Preferred Stockholders the right to purchase up to 310,439 shares of common stock for $0.71 per share. The $0.1 million value of the warrant was issued in exchange for cancellation of certain Series B Preferred Stock redemption rights. The value of the warrant was computed using the Black-Scholes option-pricing model and has been accounted for as a deemed dividend to the Series B Preferred Stockholders and an increase in paid-in capital to reflect the value of the modification.

In 2005, in connection with the issuance of Series C Preferred Stock, the Company issued to its Series C Preferred Stockholders warrants to purchase an aggregate of 342,082 shares of Series C Preferred Stock at an exercise price of $5.33 per share. These warrants have a five-year term and expire in 2010. The value of the preferred stock and the value of the warrant on additional preferred stock have not been accounted for separately as the warrant is clearly and closely associated with the preferred stock.

Common Stock

Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding.

17. Stock Options and Share-Based Compensation Expense

Matters related to the Company’s share-based payment plans prior to its sale to SunPower are described below.

Authorized common shares reserved for issuance consist of the following, by type of awards, as of December 31, 2006 (in thousands):

Preferred stock	4,608
Warrants	653
Stock options	5,745
Total common shares reserved for issuance	11,006

The Company has a stock plan (the “2000 Plan”) under which 7,243,240 shares of the Company’s common stock were reserved for issuance to employees, directors, and consultants. At December 31, 2006, 2,747,290 shares remain available for grant. Under the 2000 Plan, the Board of Directors may grant incentive stock options, nonstatutory stock options, or stock purchase rights. The exercise price of incentive stock options and nonstatutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company’s common stock on the grant date, as determined by the Company’s Board of Directors. The options generally vest over five years and expire ten years from the grant date. Exercisability of options granted and vesting schedules are determined at the discretion of the Board of Directors.

During 2000, the Company granted, to a key employee and to members of the Board of Directors, 2,802,690 options at $0.02 per share to purchase common stock outside of the 2000 Plan. At December 31, 2006 and 2005, there were 2,232,994 and 2,266,324 options outstanding and exercisable, respectively. The options expire ten years from the grant date.

A summary of all option activity for the year ended December 31, 2006 is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value

Options outstanding at December 31, 2003	5,013	0.11
Granted	896	0.71
Expired	(129)	0.21
Options outstanding at December 31, 2004	5,780	0.20
Granted	1,233	1.02
Exercised	(1,123)	0.06
Expired	(253)	0.50
Options outstanding at December 31, 2005	5,637	0.39
Granted	882	8.26
Exercised	(380)	0.44
Forfeited	(378)	1.00
Expired	(16)	3.74
Options outstanding at December 31, 2006	5,745	1.55	5.9	$72,934
Options vested and expected to vest after December 31, 2006	5,603	1.45	5.9	$71,659
Options exercisable at December 31, 2006	3,945	0.21	4.6	$55,348

The intrinsic value represents the difference between the Company’s stock price as determined by the Company, based on the price concluded on the sale of the Company to SunPower, of $14.24 at December 31, 2006 and the option exercise price of the shares, multiplied by the number of options outstanding.

The total intrinsic value of options at the date of exercise was $1.0 million for options exercised during the year ended December 31, 2006. The tax benefit realized from stock option exercises during the years ended December 31, 2006 and 2005 was $0.5 million and none, respectively.

The options outstanding as of December 31, 2006 have been summarized by price ranges for additional disclosure as follows:

Options Outstanding					Options Exercisable
Range of Exercise Prices		Number of Shares (in thousands)	Weighted- Average Exercise Price	Weighted- Average Contractual Life (Years)	Number of Shares (in thousands)	Weighted- Average Exercise Price
$ 0.02	$0.02	2,233	$0.02	3.8	2,233	$0.02
0.10	0.71	1,965	0.44	5.8	1,545	0.37
1.04	1.06	740	1.04	8.8	163	1.04
7.00	7.00	592	7.00	9.5	—	—
14.24	14.24	215	14.24	9.9	4	14.24
0.02	14.24	5,745	1.55	5.9	3,945	0.21

Adoption of SFAS No. 123(R) and Share-Based Compensation Expense

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula. The Company has historically not paid dividends on common stock and has no foreseeable plans to issue dividends. During 2006, the Company’s expected volatility is based on the average weekly historical volatility over the expected term of its awards of various comparable companies, adjusted for mean-reversion. The Company’s expected term represents the period that the Company’s stock-based awards are expected to be outstanding and was calculated as the average of the option vesting and contractual terms, based on the simplified method provided by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107. The risk-free interest rate is based on the yield from U.S. Treasury zero-coupon bonds with an equivalent term.

The fair value of the Company’s stock options granted for the year ended December 31, 2006 was estimated using the following weighted average assumptions:

Dividend yield	None
Expected volatility	65%
Risk-free interest rate	4.95%
Expected term	6.5 years
Weighted average fair value at grant date	$ 7.52

At December 31, 2006, the total unrecognized stock-based compensation cost related to employee options was $5.2 million, net of estimated forfeitures. The remaining unamortized cost will be amortized over a weighted average period of 3.6 years.

Total stock compensation expense for employee options for the year ended December 31, 2006 amounted to $709 which was recorded under selling, general and administrative expenses.

No stock-based compensation costs have been capitalized to date.

Prior to the adoption of SFAS 123(R), the Company presented all tax benefits for deductions resulting from the exercise of stock options and disqualifying dispositions as operating cash flows on its consolidated statement of cash flows. SFAS 123(R) requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow rather than as an operating cash flow. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. Total cash flow will remain unchanged from what would have been reported under prior accounting rules.

Fiscal 2005 SFAS 123 Pro-forma Disclosures

Prior to the fiscal 2006 adoption of SFAS 123(R), the Company accounted for employee options on the intrinsic value approach as defined under APB No. 25, Accounting for Stock Issued to Employees. In addition, for disclosure purposes, a pro-forma estimate of employee option expense was based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, and related interpretations. For SFAS No. 123 disclosure purposes, the Company valued the employee options using the Black-Scholes valuation model with the minimum value approach, which assumes a zero volatility rate. The minimum value of the Company’s stock options granted for the year ended December 31, 2005 was estimated using the following weighted average assumptions:

Dividend yield	None
Expected volatility	0%
Risk-free interest rate	4.05%
Expected term	5 years
Weighted average fair value at grant date	$ 0.18

The following table illustrates the effect on net loss after tax for the years ended December 31, 2005 and 2004 as if the Company had applied the minimum value recognition provisions of SFAS No. 123 to stock-based compensation for employee options:

	2005	2004

Net income (loss), as reported	$(3,953)	$2,457
Add: Compensation expense reported in net loss, net of tax effects	—	—
Deduct: Fair value method expense, net of related tax	(30)	(16)
Pro-forma net income (loss)	$(3,983)	$2,441

Share-Based Payments to Non-Employees

Share-based payments for options granted to consultants are measured as the stock options are earned. The options were valued using the Black-Scholes option-pricing model. During the years ended December 31, 2006, 2005 and 2004, $0.03 million, $0.01 million and $0.02 million, respectively, was expensed in connection with these awards. At December 31, 2006, the total unrecognized stock-based cost related to consultants’ options granted under the 2000 Plan was $0.01 million. The remaining unamortized cost will be amortized over a weighted average period of 3.7 years.

18. Commitments, Contingencies, and Guarantees

Purchase Commitments and Guarantees

In the normal course of business, the Company enters into long-term supply agreements with vendors to purchase solar cells and/or photovoltaic modules. These agreements often include terms such as liquidated damages for the Company or the vendor in the event that either party does not deliver or receive the goods as specified in the agreements; fees for early cancellation of agreements; advance payments by the Company to vendors for delivery of photovoltaic modules; firm commitments to meet specified quantities on a full take or pay basis; and late delivery penalties.

Future minimum obligations under supplier agreements as of December 31, 2006 consists of the following:

Year Ending December 31
2007	$188.3
2008	259.5
2009	337.5
2010	93.0
2011	92.8
Total minimum obligations	$971.1

Operating Lease Commitments

The Company leases office space, automobiles, office and computer equipment, and factory equipment under noncancelable operating and capital leases with various expiration dates through June 2011. The office space leases include scheduled rent increases. The scheduled rent increases are recognized on a straight-line basis over the term of the leases. Rent expense under the operating leases was $0.6 million, $0.6 million and $0.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Future minimum lease payments under the capital leases and noncancelable operating leases as of December 31, 2006 consist of the following:

Operating Leases
Year Ending December 31
2007	$630
2008	1,657
2009	1,770
2010	1,765
2011	1,796
Total minimum lease payments	$7,618

Indemnifications

The Company is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in connection with contracts and license agreements or the sale of assets, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of warranties, representations and covenants related to such matters as title to assets sold, negligent acts, damage to property, validity of certain intellectual property rights, noninfringement of third-party rights, and certain tax related matters. In each of these circumstances, payment by the Company is typically subject to the other party making a claim to and cooperating with the Company pursuant to the procedures specified in the particular contract. This usually allows the Company to challenge the other party’s claims or, in case of breach of intellectual property representations or covenants, to control the defense or settlement of any third-party claims brought against the other party. Further, the Company’s obligations under these agreements may be limited in terms of activity (typically to replace or correct the products or terminate the agreement with a refund to the other party), duration and/or amounts. In some instances, the Company may have recourse against third parties and/or insurance covering certain payments made by the Company.

Legal Matters

From time to time, the Company is a party to litigation matters and claims that are normal in the course of its operations. While the Company believes that the ultimate outcome of these matters will not have a material adverse effect on the Company, the outcome of these matters is not determinable and negative outcomes may adversely affect the Company’s financial position, liquidity or results of operations.

19. Retirement Plan

The Company has a 401(k) retirement plan covering substantially all full-time employees who are 21 years of age and have 1,000 hours of service. Under the 401(k) retirement plan, employees may defer a portion of their salary and the Company may make matching or discretionary contributions. The Company made a 20% matching contribution in the amount of $0.2 million, $0.1 million, and $0.1 million for the years ended December 31, 2006, 2005, and 2004, respectively.

20. Related-Party Transactions

Transactions with Remaco Merger AG

Pascal Boeni, one of the Company’s Directors, is Managing Partner of Remaco Merger AG (Remaco), an international corporate finance consulting firm. From time to time, Remaco has provided corporate finance advisory services to the Company in regard to private placements and other financings. In 2005, the Company agreed to pay Remaco a finder’s fee of 4% on the gross proceeds of any investment in Series C Preferred Stock originated by Remaco, 2% of which was payable upon closing of such an investment, and 2% of which was payable upon a liquidation event, including an initial public offering or sale of the Company. The Company paid such fee in the amount of $66,000 at closing in connection with the Series C Preferred Stock investment by PNE Invest Ltd. The remaining contingent fee of 2% was paid and recognized upon the sale of the Company to SunPower in January 2007.

Compensation Related to Certain Personal Guaranties

Each individual who, at the Company’s request, provides his or her personal guaranty of the Company’s indebtedness (whether to banks, to bonding companies, or otherwise), is entitled to receive, upon request, compensation for such personal guaranty in an amount equal to the product of: (a) 0.25%, and (b) the principal amount so guarantied. Such compensation due to an individual for any calendar year, less all applicable withholding and payroll taxes, shall be due and payable upon demand by such individual at any time during the course of such calendar year.

Thomas L. Dinwoodie, Chairman and Chief Executive Officer, provided a personal guaranty for the Company’s revolving credit facility that expired in May 2006 and is thus entitled to receive, upon request, compensation in the amount of $0.1 million during each of the 2005 and 2006 calendar years. Mr. Dinwoodie was removed as personal guarantor during revisions to the credit facility effected on June 21, 2006. Mr. Dinwoodie has waived his right to this compensation. The Company has accounted for the benefit as a charge to interest expense and an increase in paid-in-capital in the amount of $0.1 million for each of the years ended December 31, 2006 and 2005.

Purchase of Software and Services from AutoDesk, Inc.

In 2006 the Company entered into agreements to purchase project design and management software and related services totaling approximately $0.3 million from AutoDesk, Inc. Carl Bass, a member of the Company’s Board of Directors and Audit Committee, is President, Chief Executive Officer, director and a significant shareholder of AutoDesk, Inc. until the Company’s sale to SunPower.

Transactions with SunPower

SunPower was a supplier of the Company through the effective date of the acquisition. As of December 31, 2006, the following items related to SunPower were included in the Company’s consolidated balance sheet (in millions):

Note payable to SunPower	$10.0
Interest payable to SunPower	$0.3
Accounts payable to SunPower	$14.9
Advance to SunPower	$5.0

All receivables and payables related to SunPower were eliminated in purchase accounting effective January 10, 2007.

21. Subsequent Events

Supply Agreement

In January 2007, the Company entered into a 120 megawatt, three-year supply agreement with JingAo Solar Co., Ltd, a privately-owned solar cell manufacturer based in Hebei, China. The agreement calls for JingAo to deliver increasing volumes of silicon solar cells to the Company beginning in 2007.

Acquisition by SunPower

On November 15, 2006, the Company signed a definitive agreement to be acquired by SunPower, a majority-owned subsidiary of Cypress, that designs, develops, manufactures, markets and sells solar electric power products, systems and services based on its proprietary processes and technologies. As a result of the acquisition that was completed on January 10, 2007, the Company became an indirect wholly owned subsidiary of SunPower. Management believes the acquisition will enable the Company to develop the next generation of solar products and solutions that will accelerate solar system cost reductions to compete with retail electric rates without incentives and simplify and improve customer experience. The total consideration for the transaction was $334.4 million, consisting of $120.7 million in cash and $213.7 million in common stock and related acquisition costs.

Pursuant to the terms of the acquisition, all of the outstanding shares of the Company, and a portion of each vested option to purchase shares of the Company, were canceled, and all of the outstanding options to purchase shares of the Company (other than the portion of each vested option that was canceled) were assumed by SunPower in exchange for aggregate consideration as described in the merger agreement.

On June 13, 2007, the Company formally adopted the entity name SunPower Corporation, Systems to replace the entity name PowerLight Corporation.